EXHIBIT 11.01

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                           EXHIBIT 11.01
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

             RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
         COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                             (Unaudited)

                                                      Three Months Ended                  Six Months Ended
                                                             June 30,                          June 30,
                                                       1997            1996             1997             1996
  Earnings:
    Net income                                    $    6,629,850   $   5,475,276    $   4,212,527    $  10,801,110

  Shares:
    Weighted average number of common shares
      and equivalents outstanding                     21,283,776      21,237,707       21,238,207       21,202,588
    Stock options                                        236,572         434,062          229,881          361,978

    Weighted average number of common shares
      outstanding, as adjusted                        21,520,348      21,671,769       21,468,088       21,564,566

  Earnings per common share:
    Net income per common share                   $         0.31   $        0.25    $        0.20    $        0.50

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